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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G
                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                               J2 Communications
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  466254-20-8
--------------------------------------------------------------------------------
                                 (CUSIP Number)


     Sanford J. Hillsberg, 1801 Century Park East, Suite 1600, Los Angeles,
                            CA 90067, (310) 553-4441
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                  12/23/99
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 466254-20-8
           ------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Christopher R. Williams
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          89,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          89,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      89,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN (individual)
------------------------------------------------------------------------------

Item 1.

     (a) Name of Issuer

     J2 Communications

     (b) Address of Issuer's Principal Executive Offices

     10850 Wilshire Blvd., Suite 1000, Los Angeles, California 90024


Item 2.

     (a) Name of Person Filing

     Christopher R. Williams

     (b) Address of Principal Business Office or, if none, Residence

     P.O. Box 21207, Santa Barbara, CA 93121

     (c) Citizenship

     United States of America

     (d) Title of Class of Securities

     Common Stock, no par value

     (e) CUSIP Number

     466254-20-8
     -----------

Item 3.

     This statement is not being filed pursuant to Sections 240.13d-1(b) or
     ----------------------------------------------------------------------
     240.13d-2(b) or (c).
     -------------------

Item 4. Ownership.

     (a)  Amount beneficially owned: 89,000

     (b)  Percent of class: 6.8%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote - 89,000

          (ii)  Shared power to vote or to direct the vote - 0

          (iii) Sole power to dispose or to direct the disposition of - 89,000

          (iv)  Shared power to dispose or to direct the disposition of - 0

Item 5.  Ownership of Five Percent or Less of a Class.

     This Schedule 13G is not being filed to report that the reporting person has ceased to be the owner of more than 5% of the outstanding shares of Common Stock of the Company.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

          No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Company held by Mr. Williams.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         This Schedule 13G is not being filed by a parent holding company or a control person pursuant to Rule 13d-1(b)(1)(ii)(G).

Item 8.  Identification and Classification of Members of the Group.

         This Schedule is not being filed by a group pursuant to Section 240.13d-1(b)(1)(ii)(J).

Item 9.  Notice of Dissolution of a Group.

         Not applicable.

Item 10. Certification.

     (b)  This Schedule 13G is being filed pursuant to Section 240.13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                          1/19/00
                                              ----------------------------------
                                                            Date

                                               /s/ Christopher R. Williams
                                              ----------------------------------
                                                          Signature

                                              Christopher R. Williams
                                              ----------------------------------
                                                          Name/Title